Exhibit 99.1

Nara Bancorp Reports $0.19 Earnings Per Diluted Share for Third Quarter 2008

LOS ANGELES--(BUSINESS WIRE)--October 22, 2008--Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”), reported net income of $5.0 million, or $0.19 per diluted share, for third quarter 2008, compared to net income of $8.8 million, or $0.33 per diluted share, for third quarter 2007, and $1.9 million, or $0.07 per diluted share, for second quarter 2008.

Min Kim, President and Chief Executive Officer, said, “In the current challenging environment, we are focusing on maintaining strong capital and liquidity, attracting more core deposits, and aggressively monitoring our loan portfolio. As a result, we improved our total risk-based capital ratio to 13.08% during the third quarter and also increased our core deposit balances by approximately $74 million. This has helped to further strengthen our balance sheet and positions us well to manage through this difficult period.

“Our asset quality has continued to be adversely affected by economic conditions, although it remains manageable. In August we conducted a comprehensive loan review, which included performing individual reviews on over 800 loans that in the aggregate comprised 66% of our portfolio. The purpose of this review was to identify loans that are currently performing well, but have the potential to deteriorate in the future if economic conditions do not improve. In connection with this review, we identified approximately $66 million, or 3% of our total portfolio, that warrant closer monitoring. As a result of this review, we believe we have a good understanding of our exposure to potential credit deterioration,” said Ms. Kim.

Financial Highlights

	2008 Third Quarter	2007 Third Quarter	2008 Second Quarter
	(Dollars in thousands)
Net Income	$4,982	$8,782	$1,853
Diluted EPS	$0.19	$0.33	$0.07
Net interest income	$24,753	$25,135	$24,156
Net interest margin	4.02%	4.67%	3.97%
Non-interest income	$4,011	$5,890	$3,325
Non-interest expense	$13,991	$14,585	$14,840
Net Loans receivable	$2,069,527	$1,939,262	$2,092,807
Deposits	$1,946,843	$1,814,463	$1,928,580
Non-performing loans	$30,501	$5,491	$25,222
ALLL to total loans	1.33%	0.99%	1.32%
ALLL to non-performing loans	91%	354%	111%
Provision for loan losses	$6,180	$1,550	$9,652
Efficiency ratio	48.64%	47.01%	54.00%

Operating Results for Third Quarter 2008

Net Interest Income and Net Interest Margin. Third quarter 2008 net interest income before provision for loan losses was $24.8 million, a decrease of 2% from third quarter 2007. Third quarter 2008 net interest margin (net interest income divided by average interest-earning assets) decreased 65 basis points to 4.02% from 4.67% in the third quarter of 2007. The decline in net interest margin was partially offset by average interest-earning asset growth of 14%.

The weighted average yield on the loan portfolio for third quarter 2008 decreased 172 basis points to 7.15% from 8.87% for the same period last year. The decrease was the result of the prime rate-based portion of the loan portfolio repricing downward as market interest rates continued to decline, due to further reductions in interest rates by the Federal Reserve through second quarter 2008. This was partially mitigated by the percentage of fixed rate loans in the portfolio increasing to 52% at September 30, 2008 from 48% at September 30, 2007. The weighted average yield on the variable rate and fixed rate portfolios (excluding loan discount accretion) at September 30, 2008 was 6.04% and 7.65%, respectively, compared to 8.80% and 7.72% at September 30, 2007.

The weighted average yield on securities available for sale for third quarter 2008 decreased 36 basis points to 4.62% from 4.98% for the same period last year. The decrease was primarily due to variable rate investment securities repricing downward as market rates declined.

The weighted average cost of deposits for third quarter 2008 decreased 124 basis points to 2.70% from 3.94% for the same period last year. The cost of time deposits decreased 194 basis points to 3.35% from 5.29%, contributing to a substantial portion of the decrease.

The weighted average cost of FHLB advances for third quarter 2008 decreased 65 basis points to 3.82% from 4.47% for third quarter 2007, reflecting the decline in market interest rates.

Following are the weighted average data at September 30, 2008 and 2007:

	September 30
	2008	2007
Weighted average loan portfolio yield (excluding discounts)	6.87%	8.28%
Weighted average securities available-for-sale portfolio yield	4.89%	5.25%
Weighted average cost of deposits	2.69%	3.87%
Weighted average cost of total interest-bearing deposits	3.29%	4.88%
Weighted average cost of FHLB advances	3.78%	4.33%

Sequentially, third quarter 2008 net interest income before provision for loan losses increased $597 thousand, or 2%, from second quarter 2008. The increase was primarily attributable to a slight increase in net interest margin resulting from a lower cost of funds. Although the Federal Reserve maintained the target Fed funds rate at 2.00% after its April 30, 2008 rate cut, the lag effect of deposits repricing downward continued to positively impact the Company’s cost of funds. Accordingly, the net interest margin increased 5 basis points to 4.02% for third quarter 2008 from 3.97% for second quarter 2008. In addition, average interest earning assets grew by $27 million during the quarter.

Interest income that was reversed for non-accrual loans was $273 thousand, $63 thousand, and $292 thousand for third quarter 2008, third quarter 2007, and second quarter 2008, respectively. Excluding this effect, the net interest margin for third quarter 2008, third quarter 2007, and second quarter 2008 was 4.07%, 4.68% and 4.02%, respectively.

Prepayment penalty income for third quarter 2008, third quarter 2007 and second quarter 2008 was $434 thousand, $654 thousand and $580 thousand, respectively. Excluding the effects of both non-accrual loan interest income and prepayment penalty income, the net interest margin for third quarter 2008, third quarter 2007 and second quarter 2008 was 4.00%, 4.56% and 3.92%, respectively.

Non-interest Income. Third quarter 2008 non-interest income was $4.0 million, a decrease of $1.9 million, or 32% compared to third quarter 2007. Net gains on sales of SBA and other loans were $268 thousand for third quarter 2008, a decrease of 88% from $2.2 million for third quarter 2007. The decline was primarily due to a substantial decrease in SBA loans sold and a reduction in the average sale premium. The average sale premium decreased to 4.89% for third quarter 2008 from 6.18% for third quarter 2007. The net realized gains on SBA loan sales for third quarter 2008 was 2.61% of the gross loans sold compared to 3.44% during third quarter 2007.

No gains on sale of other commercial real estate loans were recognized during third quarter 2008, compared to $518 thousand for the same period of 2007.

Sequentially, non-interest income increased 21% from second quarter 2008. Included in non-interest income for second quarter 2008 was an other-than-temporary impairment charge of $1.7 million resulting from the write-down of an asset-backed security, and a gain of $824 thousand due to an increase in the net valuation of interest rate swaps.

Non-interest Expense. Third quarter 2008 non-interest expense was $14.0 million, a decrease of 4% from $14.6 million for the same period last year. Salaries and employee benefits expense decreased by 5% over the same quarter of the prior year, primarily due to a decrease in bonus expense partially offset by an increase in salaries from annual salary adjustments. Professional fees decreased by 17%, primarily due to lower legal fees. Occupancy expense increased by 9% due to higher depreciation and amortization costs from the new branches opened in 2008.

Other non-interest expense decreased 13% to $2.3 million for third quarter 2008, compared to $2.6 million for the same period last year. Other non-interest expense for third quarter 2007 included a settlement expense of approximately $668 thousand related to an arbitration matter. Excluding this item, other non-interest expense increased by 16%, primarily due to an increase in credit related expense, including expenses related to OREO.

Sequentially, non-interest expense in third quarter 2008 decreased by 6% from $14.8 million in second quarter 2008. Salaries and employee benefits decreased $501 thousand primarily due to lower bonus accruals. Advertising and marketing expenses decreased 29%, primarily due to higher advertising cost during second quarter 2008 related to several deposit promotions. Data processing and communications expense decreased 16%, primarily due to an annual purging of closed accounts and the closing of unused telephone lines. Professional fees decreased by 25% primarily due to lower legal fees.

Income Taxes. The effective income tax rate was 42.0% for third quarter 2008 compared to 41.0% for third quarter 2007, and 38.0% for second quarter 2008. The lower effective income tax rate for second quarter 2008 was due primarily to increases in certain tax credits.

Balance Sheet Summary

At September 30, 2008 total assets were $2.60 billion compared to $2.57 billion at June 30, 2008, an increase of 3.7% (annualized), and $2.42 billion at December 31, 2007.

Gross loans receivable were $2.10 billion at September 30, 2008, a decrease of 4.4% (annualized) from $2.12 billion at June 30, 2008. New loan production was $105.7 million during third quarter 2008, compared to $146 million during second quarter 2008 and $245 million during the third quarter 2007. New loan production has declined due to tightened underwriting criteria and reduced demand on the part of borrowers resulting from the economic slowdown. Loan pay-offs were $81.9 million during third quarter 2008, compared to $70 million during second quarter 2008 and $85 million during third quarter 2007.

SBA loan originations were $6.9 million during third quarter 2008 compared to $12.9 million during second quarter 2008 and $58.5 million during third quarter 2007. Sales of SBA loans during third quarter 2008 were $5.8 million, compared to $12.0 million during second quarter 2008 and $43.1 million during third quarter 2007.

Total deposits were $1.95 billion at September 30, 2008, an increase of 3.8% (annualized) from $1.93 billion at June 30, 2008 and 8.3% (annualized) from $1.83 billion at December 31, 2007. During third quarter 2008, core deposits increased $74 million offset by a $39 million decrease in jumbo CDs and a $17 million decrease in wholesale deposits, including brokered and state deposits. The retail deposit marketplace continues to be very competitive and rate sensitive as many financial institutions are aggressively pricing CDs in an attempt to improve liquidity.

FHLB advances were $350.0 million at September 30, 2008 and June 30, 2008 and $297.0 million at December 31, 2007. Advances are primarily long term advances with an expected average remaining term to maturity of 3.7 years. The average interest rate at September 30, 2008 was 3.78%

Provision and Allowance for Loan Losses

The Company recorded a provision for loan losses of $6.2 million in third quarter 2008, compared to $1.6 million in the same period of the prior year and $9.7 million in second quarter 2008.

Total delinquencies, representing loans 30 days or more past due, increased to $43.8 million at September 30, 2008 from $33.0 million at June 30, 2008 and $34.7 million at December 31, 2007. The $10.8 million increase in delinquencies during third quarter 2008 is largely attributable to the following two loan relationships:

  A $7 million commercial line of credit secured by real estate with one borrower who filed for Chapter 11 bankruptcy after a pay-off demand from another financial institution on an unrelated loan. The Company provided a specific reserve of $4.0 million against this loan in the third quarter.
  A $3 million commercial real estate participation loan relationship with one borrower who is in technical default because of a liquidity covenant violation. A current appraisal received in September indicated no loss is anticipated.

Non-performing loans at September 30, 2008 were $30.5 million, or 1.45% of total loans, compared to $25.2 million, or 1.19% of total loans, at June 30, 2008 and $16.6 million, or 0.83% of total loans, at December 31, 2007. The sequential increase in non-performing loans is primarily due to the $7 million commercial line of credit described above.

Net loan charge-offs during third quarter 2008 were $6.3 million, or 1.19% of average loans on an annualized basis, compared to $1.2 million, or 0.25% of average loans on an annualized basis during third quarter 2007 and $4.9 million, or 0.93% of average loans on an annualized basis during second quarter 2008. Third quarter 2008 charge-offs include the following large charge-offs:

  $1.5 million related to a commercial real estate construction loan
  $1.3 million related to a commercial line of credit to a clothing manufacturer

Excluding these loans, third quarter charge-offs primarily consisted of loans to retail businesses, averaging approximately $130 thousand per loan, excluding auto loans. Third quarter 2008 gross charge-offs were substantially provided for in the allowance for loan losses at June 30, 2008.

The allowance for loan losses at September 30, 2008 was $27.8 million, or 1.33% of gross loans receivable, compared to $27.9 million, or 1.32% of gross loans receivable, at June 30, 2008, and compared to $20.0 million, or 1.00% of gross loans receivable, at December 31, 2007. The allowance for loan losses to non-performing loans was 91%, 111% and 121% at September 30, 2008, June 30, 2008 and December 31, 2007, respectively. The allowance for loan losses reflects an increase in allowance allocations for increases in delinquencies, special mention and classified assets. Additionally, the Company has provided specific allowances for certain impaired loans. The most significant new impaired loan during third quarter 2008 was the $7 million commercial line of credit relationship noted above, which required an allowance allocation of $4.0 million, based on an updated appraisal. Excluding impaired loans, the allowance coverage on non-impaired loans was 77 basis points, compared to 76 basis points at June 30, 2008.

Liquidity

With the credit crisis morphing into a liquidity crisis, the tightened flow of funds has affected Wall Street, banks and consumers. The Company has focused on managing liquidity by controlling loan growth, emphasizing core deposit growth, and maximizing the sources of liquidity. Alternative funding sources have been an important part of asset-liability management. $200 million is from the California State Treasurer secured by investment securities, and $350 million are long term advances from the FHLB, secured by commercial real estate loans. Both of these sources are very stable and cost-effective. In addition, the Company has access to approximately $1 billion of additional cash through secured and unsecured sources.

Performance Ratios

The annualized return on average equity (ROE) for third quarter 2008 was 8.56%, compared to 16.85% for third quarter 2007 and 3.18% for second quarter 2008.

The annualized return on average assets (ROA) for third quarter 2008 was 0.77%, compared to 1.56% for third quarter 2007 and 0.29% for second quarter 2008.

The efficiency ratio for third quarter 2008 was 48.64%, compared to 47.01% for third quarter 2007 and 54.00% for second quarter 2008. The higher efficiency ratio during second quarter 2008 was due to lower net interest income and non-interest income and higher non-interest expense for second quarter 2008 as compared to third quarter 2008 and 2007.

Capital

At September 30, 2008, the Company continued to exceed the regulatory capital requirements to be classified as a “well-capitalized institution.” The Leverage Ratio was 10.42% at September 30, 2008, compared to 10.77% at December 31, 2007 and 10.98% at September 30, 2007. The Tier 1 Risk-based Ratio was 11.84% at September 30, 2008, compared to 11.84% at December 31, 2007 and 11.67% at September 30, 2007. The Total Risk-based Ratio was 13.08% at September 30, 2008 compared to 12.78% at December 31, 2007 and 12.60% at September 30, 2007.

Earnings Outlook

The Company continues to expect full year 2008 fully diluted earnings per share to range between $0.62 and $0.67.

Commenting on the outlook, Ms. Kim said, “We anticipate that the operating environment will remain challenging for generating higher levels of earnings in the near future. We expect that credit costs will remain elevated as the economy continues to weaken and our net interest margin will once again contract as a result of additional rate cuts by the Fed. We intend to continue taking a very conservative approach to balance sheet management, with any loan growth being funded by continued increases in core deposits. This approach will enable us to maintain strong capital and liquidity until economic conditions improve.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s third quarter 2008 financial results will be held tomorrow, October 23, 2008 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 888-371-9318 (domestic) or 973-935-2986 (international), passcode 67931211. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-642-1687 (domestic) or 706-645-9291 (international) through October 30, 2008; the passcode is 67931211.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 21 branches and 6 loan production offices in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, with loan production offices in California, Nevada, Texas, Georgia, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands)

Nara Bancorp, Inc.

Assets	9/30/2008	6/30/2008	% change	12/31/2007	% change	9/30/2007	% change

Cash and due from banks	$41,281	$41,963	-2%	$40,147	3%	$27,936	48%
Federal funds sold	32,500	14,500	124%	9,000	261%	2,000	1525%
Securities available for sale, at fair value	313,393	291,343	8%	258,773	21%	237,626	32%
Federal Home Loan Bank and Federal Reserve Bank stock	21,836	23,817	-8%	17,694	23%	14,055	55%
Loans held for sale, at the lower of cost or market	4,705	6,100	-23%	12,304	-62%	20,626	-77%
Loans receivable	2,097,333	2,120,706	-1%	2,008,729	4%	1,958,693	7%
Allowance for loan losses	(27,806)	(27,899)	0%	(20,035)	39%	(19,431)	43%
Net loans receivable	2,069,527	2,092,807	-1%	1,988,694	4%	1,939,262	7%
Accrued interest receivable	8,153	8,334	-2%	9,348	-13%	10,257	-21%
Premises and equipment, net	11,836	11,683	1%	11,254	5%	11,476	3%
Bank owned life insurance	23,291	23,219	0%	22,908	2%	22,695	3%
Goodwill	2,697	2,697	0%	2,347	15%	2,347	15%
Other intangible assets, net	1,795	1,963	-9%	2,242	-20%	2,406	-25%
Other assets	66,638	55,158	21%	48,699	37%	53,813	24%
Total assets	$2,597,652	$2,573,584	1%	$2,423,410	7%	$2,344,499	11%

Liabilities

Deposits	$1,946,843	$1,928,580	1%	$1,833,346	6%	$1,814,463	7%
Borrowings from Federal Home Loan Bank	350,000	350,000	0%	297,000	18%	240,000	46%
Subordinated debentures	39,268	39,268	0%	39,268	0%	39,268	0%
Accrued interest payable	8,599	7,943	8%	10,481	-18%	11,445	-25%
Other liabilities	22,429	20,114	12%	21,135	6%	26,696	-16%
Total liabilities	2,367,139	2,345,905	1%	2,201,230	8%	2,131,872	11%

Stockholders' Equity

Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 26,201,672, 26,197,672, 26,193,672 and 26,193,672 shares at September 30, 2008, June 30 2008, December 31, 2007 and September 30, 2007, respectively	$26	$26	0%	$26	0%	$26	0%
Capital surplus	81,426	81,006	1%	79,974	2%	79,596	2%
Retained earnings	152,939	148,677	3%	142,491	7%	134,874	13%
Accumulated other comprehensive loss, net	(3,878)	(2,030)	91%	(311)	1147%	(1,869)	107%
Total stockholders' equity	230,513	227,679	1%	222,180	4%	212,627	8%

Total liabilities and stockholders' equity	$2,597,652	$2,573,584	1%	$2,423,410	7%	$2,344,499	11%

Nara Bancorp, Inc.
Consolidated Statements of Income
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended					Nine Months Ended September 30,
	9/30/2008	9/30/2007	% change	6/30/2008	% change	2008	2007	% change

Interest income:
Interest and fees on loans	$37,801	$42,752	-12%	$37,699	0%	$115,864	$121,285	-4%
Interest on securities	3,358	2,613	29%	3,571	-6%	10,597	6,771	57%
Interest on federal funds sold and other investments	531	201	164%	517	3%	1,376	1,378	0%
Total interest income	41,690	45,566	-9%	41,787	0%	127,837	129,434	-1%

Interest expense:
Interest on deposits	12,948	17,613	-26%	13,578	-5%	41,733	50,815	-18%
Interest on other borrowings	3,989	2,818	42%	4,053	-2%	12,585	6,539	92%
Total interest expense	16,937	20,431	-17%	17,631	-4%	54,318	57,354	-5%

Net interest income before provision for loan losses	24,753	25,135	-2%	24,156	2%	73,519	72,080	2%
Provision for loan losses	6,180	1,550	299%	9,652	-36%	20,825	3,880	437%
Net interest income after provision for loan losses	18,573	23,585	-21%	14,504	28%	52,694	68,200	-23%

Non-interest income:
Service fees on deposit accounts	1,895	1,841	3%	1,723	10%	5,439	5,146	6%
Net gains on sales of SBA and other loans	268	2,177	-88%	626	-57%	1,694	5,888	-71%
Net gains on sales of securities available-for-sale	-	-	0%	393	-100%	860	-	100%
Other income and fees	1,848	1,872	-1%	583	217%	3,942	5,571	-29%
Total non-interest income	4,011	5,890	-32%	3,325	21%	11,935	16,605	-28%

Non-interest expense:
Salaries and employee benefits	6,955	7,298	-5%	7,456	-7%	22,047	20,735	6%
Occupancy	2,353	2,155	9%	2,147	10%	6,663	6,339	5%
Furniture and equipment	722	699	3%	707	2%	2,138	2,008	6%
Advertising and marketing	466	456	2%	653	-29%	1,669	1,602	4%
Data processing and communications	754	798	-6%	897	-16%	2,481	2,622	-5%
Professional fees	448	541	-17%	601	-25%	1,581	2,436	-35%
Other	2,293	2,638	-13%	2,379	-4%	6,683	6,852	-2%
Total non-interest expense	13,991	14,585	-4%	14,840	-6%	43,262	42,594	2%
Income before income taxes	8,593	14,890	-42%	2,989	187%	21,367	42,211	-49%
Income taxes	3,611	6,108	-41%	1,136	218%	8,759	17,351	-50%
Net Income	$4,982	$8,782	-43%	$1,853	169%	$12,608	$24,860	-49%

Earnings Per Share:
Basic	$0.19	$0.34		$0.07		$0.48	$0.95
Diluted	$0.19	$0.33		$0.07		$0.48	$0.94

Average Shares Outstanding
Basic	26,199,455	26,189,368		26,195,035		26,196,066	26,159,584
Diluted	26,443,893	26,497,773		26,450,222		26,431,197	26,514,819

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the Three Months Ended			(Annualized) At or for the Nine Months Ended
Profitability measures:	9/30/2008	9/30/2007	6/30/2008	9/30/2008	9/30/2007
ROA	0.77%	1.56%	0.29%	0.66%	1.53%
ROE	8.56%	16.85%	3.18%	7.27%	16.56%
Net interest margin	4.02%	4.67%	3.97%	4.05%	4.67%
Efficiency ratio	48.64%	47.01%	54.00%	50.63%	48.03%
	Three Months Ended			Three Months Ended			Three Months Ended
	9/30/2008			9/30/2007			6/30/2008

		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,113,925	$37,801	7.15%	$1,928,293	$42,752	8.87%	$2,096,825	$37,699	7.19%
Securities available for sale	290,641	3,358	4.62%	209,761	2,613	4.98%	283,782	3,571	5.03%
FRB and FHLB stock and other investments	23,052	369	6.40%	11,876	174	5.86%	25,311	371	5.86%
Federal funds sold	32,626	162	1.99%	2,185	27	4.94%	27,552	146	2.12%
Total interest earning assets	$2,460,244	$41,690	6.78%	$2,152,115	$45,566	8.47%	$2,433,470	$41,787	6.87%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$291,134	$2,121	2.91%	$265,416	$2,874	4.33%	$263,094	$1,819	2.77%
Savings	140,295	1,229	3.50%	147,134	1,425	3.87%	143,161	1,340	3.74%
Time deposits:
$100,000 or more	992,395	8,305	3.35%	843,767	11,280	5.35%	979,718	9,008	3.68%
Other	153,560	1,293	3.37%	163,461	2,034	4.98%	151,777	1,411	3.72%
Total time deposits	1,145,955	9,598	3.35%	1,007,228	13,314	5.29%	1,131,495	10,419	3.68%
Total interest bearing deposits	1,577,384	12,948	3.28%	1,419,778	17,613	4.96%	1,537,750	13,578	3.53%
FHLB advances	350,700	3,349	3.82%	178,205	1,991	4.47%	365,379	3,413	3.74%
Other borrowings	37,709	640	6.79%	37,564	827	8.81%	38,214	640	6.70%
Total interest bearing liabilities	1,965,793	$16,937	3.45%	1,635,547	$20,431	5.00%	1,941,343	$17,631	3.63%
Non-interest bearing demand deposits	342,200			368,321			337,229
Total funding liabilities / cost of funds	$2,307,993		2.94%	$2,003,868		4.08%	$2,278,572		3.10%
Net interest income / net interest spread		$24,753	3.33%		$25,135	3.47%		$24,156	3.24%
Net interest margin			4.02%			4.67%			3.97%

Net interest margin, excluding effect of non-accrual loan income(expense)			4.07%			4.68%			4.02%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			4.00%			4.56%			3.92%

Non-accrual loan income (reversed) recognized		$(273)			$(63)		$(292)
Prepayment fee income received		434			654		580
Net		$161			$591		$288

Cost of deposits:
Non-interest bearing demand deposits	$342,200	$-		$368,321	$-		$337,229	$-
Interest bearing deposits	1,577,384	12,948	3.28%	1,419,778	17,613	4.96%	1,537,750	13,578	3.53%
Total deposits	$1,919,584	$12,948	2.70%	$1,788,099	$17,613	3.94%	$1,874,979	$13,578	2.90%

	Nine Months Ended			Nine Months Ended
	9/30/2008			9/30/2007

		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,088,853	$115,864	7.40%	$1,836,424	$121,285	8.81%
Securities available for sale	288,910	10,597	4.89%	187,037	6,771	4.83%
FRB and FHLB stock and other investments	23,765	1,056	5.92%	10,752	441	5.47%
Federal funds sold	20,605	320	2.07%	23,912	937	5.22%
Total interest earning assets	$2,422,133	$127,837	7.04%	$2,058,125	$129,434	8.39%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$266,872	$5,851	2.92%	$233,144	$7,163	4.10%
Savings	140,018	3,877	3.69%	143,777	3,967	3.68%
Time deposits:
$100,000 or more	954,933	27,522	3.84%	821,707	32,781	5.32%
Other	154,456	4,483	3.87%	185,261	6,904	4.97%
Total time deposits	1,109,389	32,005	3.85%	1,006,968	39,685	5.25%
Total interest bearing deposits	1,516,279	41,733	3.67%	1,383,889	50,815	4.90%
FHLB advances	372,330	10,543	3.78%	123,832	4,041	4.35%
Other borrowings	37,846	2,042	7.19%	37,558	2,498	8.87%
Total interest bearing liabilities	1,926,455	$54,318	3.76%	1,545,279	$57,354	4.95%
Non-interest bearing demand deposits	339,169			374,504
Total funding liabilities / cost of funds	$2,265,624		3.20%	$1,919,783		3.98%
Net interest income / net interest spread		$73,519	3.28%		$72,080	3.44%
Net interest margin			4.05%			4.67%
Net interest margin, excluding effect of non-accrual loan income(expense)			4.07%			4.70%
Net interest margin, excluding effect of non-accrual loan income(expense) and prepayment fee income			4.00%			4.62%

Non-accrual loan income (reversed) recognized		$(406)			$(515)
Prepayment fee income received		1,235			1,320
Net		$829			$805

Cost of deposits:
Non-interest bearing demand deposits	$339,169	$-		$374,504	$-
Interest bearing deposits	1,516,279	41,733	3.67%	1,383,889	50,815	4.90%
Total deposits	$1,855,448	$41,733	3.00%	$1,758,393	$50,815	3.85%

	For the Three Months Ended					For the Nine Months Ended
	9/30/2008	9/30/2007	% change	6/30/2008	% change	9/30/2008	9/30/2007	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	2,113,925	$1,928,293	10%	$2,096,825	1%	2,088,853	1,836,424	14%
Investments	346,319	223,822	55%	336,645	3%	333,280	221,701	50%
Interest-earning assets	2,460,244	2,152,115	14%	2,433,470	1%	2,422,133	2,058,125	18%
Total assets	2,573,286	2,258,958	14%	2,545,239	1%	2,532,671	2,161,190	17%

Interest-bearing deposits	1,577,384	1,419,778	11%	1,537,750	3%	1,516,279	1,383,889	10%
Interest-bearing liabilities	1,965,793	1,635,547	20%	1,941,343	1%	1,926,455	1,545,279	25%
Non-interest-bearing demand deposits	342,200	368,321	-7%	337,229	1%	339,169	374,504	-9%
Stockholders' Equity	232,918	208,498	12%	232,865	0%	231,133	200,151	15%
Net interest earning assets	494,451	516,568	-4%	492,127	0%	495,678	512,846	-3%

LOAN PORTFOLIO COMPOSITION:	9/30/2008	6/30/2008	% change	12/31/2007	% change	9/30/2007	% change

Commercial loans	$600,933	$615,977	-2%	$605,553	-1%	$593,962	1%
Real estate loans	1,470,348	1,474,204	0%	1,369,826	7%	1,333,428	10%
Consumer and other loans	27,574	32,140	-14%	34,809	-21%	33,207	-17%
Loans outstanding	2,098,855	2,122,321	-1%	2,010,188	4%	1,960,597	7%
Unamortized deferred loan fees - net of costs	(1,522)	(1,615)	-6%	(1,459)	4%	(1,904)	-20%
Loans, net of deferred loan fees and costs	2,097,333	2,120,706	-1%	2,008,729	4%	1,958,693	7%
Allowance for loan losses	(27,806)	(27,899)	0%	(20,035)	39%	(19,431)	43%
Loan receivable, net	$2,069,527	$2,092,807	-1%	$1,988,694	4%	$1,939,262	7%

DEPOSIT COMPOSITION	9/30/2008	6/30/2008	% Change	12/31/2007	% Change	9/30/2007	% Change
Non-interest-bearing demand deposits	$352,252	$351,188	0%	$364,518	-3%	$370,100	-5%
Money market and other	318,701	266,988	19%	260,224	22%	266,039	20%
Saving deposits	128,490	146,362	-12%	143,020	-10%	147,987	-13%
Time deposits of $100,000 or more	951,987	1,017,160	-6%	899,980	6%	869,879	9%
Other time deposits	195,413	146,882	33%	165,604	18%	160,458	22%
Total deposit balances	$1,946,843	$1,928,580	1%	$1,833,346	6%	$1,814,463	7%

DEPOSIT COMPOSITION (%)	9/30/2008	6/30/2008	12/31/2007	9/30/2007
Non-interest-bearing demand deposits	18.1%	18.2%	19.9%	20.4%
Money market and other	16.4%	13.9%	14.2%	14.7%
Saving deposits	6.6%	7.6%	7.8%	8.2%
Time deposits of $100,000 or more	48.9%	52.7%	49.1%	47.9%
Other time deposits	10.0%	7.6%	9.0%	8.8%
Total deposit balances	100.0%	100.0%	100.0%	100.0%

CAPITAL RATIOS	9/30/2008	6/30/2008	12/31/2007	9/30/2007
Total stockholders' equity	$230,513	$227,679	$222,180	$212,627
Tier 1 risk-based capital ratio	11.84%	11.53%	11.84%	11.67%
Total risk-based capital ratio	13.08%	12.76%	12.78%	12.60%
Tier 1 leverage ratio	10.42%	10.35%	10.77%	10.98%
Book value per share	$8.80	$8.69	$8.48	$8.12
Tangible book value per share	$8.63	$8.51	$8.31	$7.94
Tangible equity to tangible assets	8.72%	8.68%	9.00%	8.88%
	For the Three Months Ended					For the Nine Months Ended
ALLOWANCE FOR LOAN LOSSES:	9/30/2008	6/30/2008	% Change	9/30/2007	% Change	9/30/2008	9/30/2007	% Change
Balance at Beginning of Period	$27,899	$23,116	21%	$19,101	46%	$20,035	$19,112	5%
Provision for Loan Losses	6,180	9,652	-36%	1,550	299%	20,825	3,880	437%
Recoveries	23	58	-60%	87	-74%	128	674	-81%
Charge Offs	(6,296)	(4,927)	28%	(1,307)	382%	(13,182)	(4,235)	211%
Balance at End of Period	$27,806	$27,899	0%	$19,431	43%	$27,806	$19,431	43%
Net charge-off/Average gross loans (annualized)	1.19%	0.93%		0.25%		0.83%	0.26%
NON-PERFORMING ASSETS	9/30/2008	6/30/2008	12/31/2007	9/30/2007
Delinquent Loans 90 days or more on Non-Accrual Status	$30,501	$25,222	$16,592	$5,491
Delinquent Loans 90 days or more on Accrual Status	-	-	-	-
Total Non-Performing Loans	30,501	25,222	16,592	5,491
Other real estate owned	2,623	-	-	-
Restructured Loans	3,699	1,414	765	621
Total Non-Performing Assets	$36,823	$26,636	$17,357	$6,112
Non-Performing Assets/Total Assets	1.42%	1.03%	0.72%	0.26%
Non-Performing Loans/Gross Loans	1.45%	1.19%	0.83%	0.28%
Allowance for loan losses/ Gross Loans	1.33%	1.32%	1.00%	0.99%
Allowance for loan losses/ Non-Performing Loans	91%	111%	121%	354%

CONTACT:
Financial Relations Board
Tony Rossi, 213-486-6545